Exhibit 99.1

For Immediate Release	Media Contacts: Monique Wise
1-646-333-9056
Investor Contact: Shaun Butler
1-212-526-8381

LEHMAN BROTHERS ANNOUNCES PRELIMINARY THIRD QUARTER RESULTS AND STRATEGIC RESTRUCTURING

Comprehensive Set of Actions to Significantly Reduce Commercial Real Estate, Residential Mortgage and Other Less Liquid Asset Exposures

Intention to Sell Majority Stake in Investment Management Division

•                  Expected Third Quarter Earnings Results

•                  Estimated Net Loss of ($3.9) Billion or ($5.92) Per Common Share (Diluted)

•                  Gross Mark-to-Market Adjustments of ($7.8) Billion; Net Mark-to-Market Adjustments of ($5.6) Billion, After Hedging Gains and Debt Valuation Gains.  Gross Mark-to-Market Adjustments Include:

•                  ($5.3) Billion on Residential Mortgage-Related Positions

•                  ($1.7) Billion on Commercial Real Estate Positions

•                  Estimated Net Revenues of ($2.9) Billion

•                  Third Quarter Run-Rate Revenues of $3.5 Billion

•                  Ended Third Quarter with:

•                  Total Stockholders’ Equity of $28.4 Billion, Up from $26.3 Billion

•                  Net Leverage Ratio of 10.6x, Improved from Second Quarter of 12.1x

•                  Gross Leverage Reduced to 21.1x from 24.3x at the End of the Second Quarter

•                  Estimated Liquidity Pool of $42 Billion

•                  Estimated Tier 1 Ratio of Approximately 11.0%, Up From 10.7%

•                  Significant Reduction in Residential Mortgages, Commercial Real Estate and Other Less Liquid Assets

•                  Residential Mortgage Exposure Reduced by 47% to $13.2 Billion, Pro Forma for Pending UK Mortgage Transaction

•                  Commercial Real Estate Exposure Reduced by 18% from $39.8 Billion to $32.6 Billion

•                  High Yield Acquisition Finance Exposure Reduced by 38% from $11.5 Billion to $7.1 Billion

•                  Spin-off to Lehman Brothers’ Shareholders of Vast Majority of the Firm’s Commercial Real Estate Assets into a New, Separate Public Company

•                  Leaves Firm with Limited Commercial Real Estate Exposure

•                  Shareholders Retain Upside in Commercial Real Estate Portfolio

•                  Expected to be Completed in First Quarter of Fiscal 2009

•                  Intention to Sell a Majority Interest in Investment Management Division

•                  Auction Process Highlights Value of Investment Management Business

•                  Expected to Result in Tangible Book Value Benefit of More Than $3.0 Billion

•                  Lehman Brothers Expects to Maintain the Majority of the Pre-Tax Income of the Investment Management Division

•                  Ongoing Strategic Relationship Maintained with Lehman Brothers

•                  Annual Dividend to be Reduced to $0.05 Per Share

•                  The Firm Remains Committed to Examining All Strategic Alternatives to Maximize Shareholder Value

NEW YORK, September 10, 2008 – Lehman Brothers Holdings Inc. (ticker symbol: LEH), the global investment bank, announced today, in conjunction with its preliminary third quarter results, a comprehensive plan of initiatives to reduce dramatically the Firm’s commercial real estate and residential mortgage exposure, generate additional capital through the sale of a majority stake of the Investment Management Division and reduce the annual dividend, in order to maximize value for clients, shareholders and employees.

Chairman and Chief Executive Officer Richard S. Fuld, Jr. said, “This is an extraordinary time for our industry, and one of the toughest periods in the Firm’s history.  The strategic initiatives we have announced today reflect our determination to fundamentally reposition Lehman

Brothers by dramatically reducing balance sheet risk, reinforcing our focus on our client-facing businesses and returning the Firm to profitability.”

STRATEGIC INITIATIVES

Significant Reduction in Residential Mortgage and Commercial Real Estate

Lehman Brothers took several steps to significantly reduce its real estate portfolio in the third quarter.  The Firm reduced its residential mortgage exposure by 31% to $17.2 billion.  Further, Lehman Brothers is formally engaged with BlackRock Financial Management, Inc. to sell approximately $4.0 billion of the Firm’s UK residential mortgage portfolio and expects to complete the sale within the next few weeks.  Pro forma for this transaction, the Firm’s residential mortgage exposure is expected to be reduced by 47% to $13.2 billion.  Lehman Brothers also reduced its commercial real estate exposure by 18% in the third quarter from $39.8 billion to $32.6 billion.

Spin-Off of Commercial Real Estate Assets

The Firm intends to spin off to its shareholders $25 billion to $30 billion of its commercial real estate portfolio into a separate publicly-traded company, Real Estate Investments Global (“REI Global”), in the first quarter of 2009.  The spin-off of REI Global will strengthen Lehman Brothers’ balance sheet while preserving the value of the commercial real estate (“CRE”) portfolio for shareholders.

The concentration of positions in commercial real estate-related assets has become a significant concern for investors and creditors.  Therefore, Lehman Brothers believes that it is in the best interests of all its constituents to separate these assets from the rest of the Firm.  Transferring the vast majority of the commercial real estate portfolio to REI Global will achieve the following objectives:

•                  REI Global will be appropriately capitalized to hold the CRE assets through the current economic cycle;

•                  REI Global will be able to account for its assets on a hold-to-maturity basis;

•                  REI Global is expected to hold its assets to maximize their value for  shareholders;

•                  REI Global will be able to manage the assets without the pressure of mark-to-market volatility; and

•                  REI Global will not be forced to sell assets below what REI Global believes to be their intrinsic value.

At the time of formation, REI Global will be appropriately capitalized through the transfer of common equity and provision of debt financing, which the Firm may syndicate as markets normalize.  REI Global will own a high quality portfolio of assets, which is diversified by geography, property and lien type.  REI Global’s primary focus will be to maximize shareholder returns by selling assets or holding them to maturity, whichever provides the greatest return.  REI Global will not make investments in new assets and any excess cash flow will be returned to shareholders.

Through the creation of REI Global, Lehman Brothers achieves an enterprise solution that removes the vast majority of commercial real estate exposure from the Firm’s balance sheet and realizes a true sale of its commercial real estate assets while maximizing their value.  Further, it enables shareholders to benefit from the anticipated financial upside of the portfolio of assets.

Intention to Sell Majority Interest in Investment Management Division

Lehman Brothers has announced its intent to sell a majority stake (estimated to be approximately 55%) in a subset of its Investment Management Division.   The subset of businesses (the “IMD Business”) includes the asset management, private equity and wealth management businesses but excludes its middle market institutional distribution business and the Firm’s minority stakes in external hedge fund managers.  The sale of a majority stake in the IMD Business will enhance the Firm’s already strong capital base.  Goodwill related to the Neuberger Berman business will be eliminated, resulting in significant improvement in the Firm’s Tier 1 ratio and an estimated increase of more than $3 billion in tangible book value.  The Firm also expects to maintain the diversification benefits of retaining the majority of the pre-tax income of the Investment Management Division.  It also ensures that the IMD Business has the most attractive structure to continue to best serve the Firm’s clients and maximize growth opportunities. The IMD Business will continue to operate under the Lehman Brothers and Neuberger Berman brands and clients will continue to be able to access all of the capabilities of the Firm.  The Firm is in advanced discussions with a number of potential partners for the IMD Business and expects to announce the details of the transaction in due course.

Annual Dividend to be Reduced to $0.05 Per Common Share

The Firm has decided to reduce its annual common dividend to $0.05 per common share from $0.68 per common share, enabling the Firm to retain $450 million annually.

OVERVIEW OF PRELIMINARY THIRD QUARTER RESULTS

Lehman Brothers reported a preliminary net loss of approximately ($3.9) billion, or ($5.92) per common share (diluted), for the third quarter ended August 31, 2008, compared to a net loss of ($2.8) billion, or ($5.14) per common share (diluted), for the second quarter of fiscal 2008 and net income of $887 million, or $1.54 per common share (diluted), for the third quarter of fiscal 2007.  The net loss was driven primarily by gross mark-to-market adjustments stemming from writedowns on commercial and residential mortgage and real estate assets.

Net revenues (total revenues less interest expense) for the third quarter of fiscal 2008 are expected to be negative ($2.9) billion, compared to negative ($0.7) billion for the second quarter of fiscal 2008 and $4.3 billion for the third quarter of fiscal 2007.  Net revenues for the third quarter of fiscal 2008 reflect negative mark-to-market adjustments and principal trading losses, net of gains on certain risk mitigation strategies and certain debt liabilities.

During the fiscal third quarter, the Firm is expected to incur negative gross mark-to-market adjustments on assets of ($7.8) billion, including gross negative mark-to-market adjustments of ($5.3) billion on residential mortgage-related positions, ($1.7) billion on commercial real estate positions, ($600) million on other asset-backed positions and ($200) million on acquisition finance positions.  These mark-to-market adjustments were offset by $800 million of hedging gains during the quarter and $1.4 billion of debt valuation gains.  The Firm is also expected to record losses on principal investments of approximately $760 million.

In order to increase operating efficiency, the Firm has eliminated approximately 1,500 positions since the beginning of the third quarter in discretionary corporate areas and businesses that are in secular decline.

Business Segments

Capital Markets is expected to report net revenues of negative ($4.1) billion in the third quarter of fiscal 2008, compared to negative ($2.4) billion in the second quarter of fiscal 2008 and $2.4 billion in the third quarter of fiscal 2007.  Net revenues from Fixed Income Capital Markets are expected to be negative ($4.6) billion, compared to negative ($3.0) billion in the second quarter of fiscal 2008 and $1.1 billion in the third quarter of fiscal 2007.  Equities Capital Markets is expected to report net revenues of $0.5 billion, a decrease from $0.6 billion in the second quarter of fiscal 2008 and a decrease from $1.4 billion in the third quarter of fiscal 2007.

Investment Banking is expected to report net revenues of $0.6 billion in the quarter, a decrease from $0.9 billion in the second quarter of fiscal 2008 and a decrease from $1.1 billion in the third quarter of fiscal 2007.  Debt underwriting revenues are expected to be $0.2 billion, a decrease from $0.3 billion in the second quarter of fiscal 2008 and a decrease from $0.4 billion in the third quarter of 2007.  Equity underwriting revenues are expected to be $0.2 billion, a decrease from $0.3 billion in the second quarter of fiscal 2008 and $0.3 billion in the third quarter of fiscal 2007.  Merger and acquisition advisory revenues are expected to be $0.2 billion, consistent with the second quarter of fiscal 2008 and down from $0.4 billion in the third quarter of fiscal 2007.

Investment Management is expected to report net revenues of $0.6 billion, a decrease from $0.8 billion in the second quarter of fiscal 2008 and the third quarter of fiscal 2007.  Asset management is expected to report revenues of $0.4 billion, a decrease from $0.5 billion in both the second quarter of fiscal 2008 and third quarter of fiscal 2007.  Assets under management are expected to be approximately $273 billion, down from $277 billion at the end of the prior quarter.  Private Investment Management revenues are expected to be $0.3 billion, down from

$0.4 billion in the second quarter of fiscal 2008 and consistent with $0.3 billion in the third quarter of fiscal 2007.

Firm Profitability and Capital

Non-interest expenses for the third quarter of fiscal 2008 are expected to be $2.9 billion, compared to $3.4 billion in the second quarter of fiscal 2008 and $3.1 billion in the third quarter of fiscal 2007.  Compensation expense is expected to be approximately $2.0 billion in the third quarter of fiscal 2008, compared to $2.3 billion in the second quarter of fiscal 2008.  Non-personnel expenses for the period are expected to be approximately $1.0 billion, compared to $1.1 billion in the second quarter of fiscal 2008.  The tax rate is 32.6%.

As of August 31, 2008, Lehman Brothers’ total stockholders’ equity was an estimated $28.4 billion, up from $26.3 billion at the end of the second quarter of fiscal 2008, and the Firm’s Tier 1 ratio is expected to be approximately 11.0%.  Total long-term capital is expected to be approximately $143.0 billion, reflecting the Firm’s June capital raising activities.  Book value per common share is estimated to be approximately $27.29.  Additionally, through the actions taken during the third quarter, the Firm is expected to reduce its net leverage from 12.1x to 10.6x.  These ratios are appropriate for the Firm’s expected lower-risk asset composition.

Lehman Brothers (ticker symbol: LEH), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients, and high net worth individuals worldwide.  Founded in 1850, Lehman Brothers maintains leadership positions in equity and fixed income sales, trading and research, investment banking, private investment management, asset management and private equity.  The Firm is headquartered in New York, with regional headquarters in London and Tokyo, and operates in a network of offices around the world.  For further information about Lehman Brothers’ services, products and recruitment opportunities, visit the Firm’s Web site at www.lehman.com.

About Lehman Brothers’ Investment Management Division

Lehman Brothers’ Investment Management Division consists of three businesses: Asset Management, Private Investment Management and Private Equity.  Asset Management, which includes Neuberger Berman, offers proprietary products across traditional and alternative asset classes through a variety of distribution channels to individuals and institutions.  Private Investment Management offers comprehensive investment, wealth advisory and capital markets execution services for high-net-worth individuals and businesses and leverages all of the resources of the Firm.  Private Equity provides investment opportunities in privately negotiated transactions across a variety of asset classes for institutional and qualified individual investors. Since the end of 2003, assets under management (AUM) in Lehman Brothers’ Investment Management Division have grown at a compound annual rate of approximately 20%.  AUM totaled $273 billion as of August 31, 2008.

Conference Call

A conference call to discuss the Firm’s preliminary financial results, strategic initiatives and outlook will be held today at 8:00 a.m. ET.  The call will be open to the public.  For members of the public who would like to access the conference call, it will be available through the “Shareholders” section of the Firm’s Web site, http://lehman.com, under the subcategory “Events and Presentations.”  The conference call will also be available by phone by dialing 800-369-1721 (domestic) or 517-308-9232 (international) at least fifteen minutes prior to the start of the conference call.  The passcode for all callers is “7561430”.  For those unable to listen to the live broadcast, a replay will be available on the Firm’s Web site or by dialing 800-337-5613 (domestic) or 402-220-9646 (international).  The replay will be available immediately after the beginning of the call and will remain available on the Lehman Brothers Web site and by phone until the Firm’s final third quarter earnings release.

Please direct any questions regarding the conference call to Shaun Butler at +1-212-526-8381 or shaun.butler@lehman.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements.  These statements are not historical facts, but instead represent only the Firm’s expectations, estimates and projections regarding future events.  These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include risks and uncertainties relating to market fluctuations and volatility, industry competition and changes in the competitive environment, investor sentiment, liquidity and credit ratings, credit exposures, operational risks and legal and regulatory matters.  The Firm’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements and, accordingly, readers are cautioned not to place undue reliance on such statements.  The Firm undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  For more information concerning the risks and other factors that could affect the Firm’s future results and financial condition, see “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Firm’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Firm’s financial statements for the third fiscal quarter of 2008 are not finalized until they are filed in its Quarterly Report on Form 10-Q for the third fiscal quarter of 2008. The Firm is required to consider all available information through the finalization of its financial statements and the possible impact of such information on its financial condition and results of operations for the reporting period, including the impact of such information on the complex and subjective judgments and estimates the Firm made in preparing certain of the preliminary information included in this Press Release. Subsequent information or events may lead to material differences between the preliminary results of operations described in this Press Release and the results of operations that will be described in the Firm’s subsequent earnings release and between such subsequent earnings release and the results of operations described in the Firm’s Quarterly Report on Form 10-Q for the third fiscal quarter of 2008.  Those differences may be adverse. Readers should consider this possibility in reviewing the earnings information in this Press Release.

LEHMAN BROTHERS HOLDINGS INC.

SELECTED STATISTICAL INFORMATION

(Preliminary and Unaudited)

(Dollars in millions, except share data)

	At or for the Quarter Ended
	Aug 31,	May 31,	Feb 29,	Nov 30,	Aug 31,
	2008	2008	2008	2007	2007

Income Statement
Net Revenues	$(2,903)	$(668)	$3,507	$4,390	$4,308
Non-Interest Expenses:
Compensation and Benefits	1,950	2,325	1,841	2,164	2,124
Non-personnel Expenses	971	1,094	1,003	996	979
Income before provision for income taxes	(5,824)	(4,087)	663	1,230	1,205
Net Income	(3,927)	(2,774)	489	886	887
Net Income Applicable to Common Stock	(4,090)	(2,873)	465	870	870

Earnings per Common Share:
Basic	$(5.92)	$(5.14)	$0.84	$1.60	$1.61
Diluted	$(5.92)	$(5.14)	$0.81	$1.54	$1.54

Financial Ratios (%)
Return on Average Common Stockholders’ Equity (annualized) (a)	NM	NM	8.6%	16.6%	17.1%
Return on Average Tangible Common Stockholders’ Equity (annualized) (b)	NM	NM	10.6%	20.6%	21.1%
Pre-tax Margin	NM	NM	18.9%	28.0%	28.0%
Compensation and Benefits/Net Revenues	NM	NM	52.5%	49.3%	49.3%
Effective Tax Rate	32.6%	32.1%	26.3%	27.9%	26.4%

Financial Condition
Total Assets	$600,000	$639,432	$786,035	$691,063	$659,216
Net Assets (c)(i)	310,915	327,774	396,673	372,959	357,102
Common Stockholders’ Equity (d)	19,450	19,283	21,839	21,395	20,638
Total Stockholders’ Equity (d)	28,443	26,276	24,832	22,490	21,733
Total Stockholders’ Equity Plus Junior Subordinated Notes (e)	33,362	31,280	29,808	27,230	26,647
Tangible Equity Capital (e)	29,277	27,179	25,696	23,103	22,164
Total Long-Term Capital (f)	143,043	154,458	153,117	145,640	142,064
Book Value per Common Share (g)	27.29	34.21	39.45	39.44	38.29
Leverage Ratio (h)	21.1x	24.3x	31.7x	30.7x	30.3x
Net Leverage Ratio (i)	10.6x	12.1x	15.4x	16.1x	16.1x

Other Data (#s)
Employees	25,935	26,189	28,088	28,556	28,783
Assets Under Management (in billions)	$273	$277	$277	$282	$275
Common Stock Outstanding (in millions)	689.0	552.7	551.4	531.9	529.4
Weighted Average Shares (in millions):
Basic	691.2	559.3	551.5	542.6	540.4
Diluted	691.2	559.3	572.8	563.7	565.8

See Footnotes to Selected Statistical Information on page 11.

LEHMAN BROTHERS HOLDINGS INC.

FOOTNOTES TO SELECTED STATISTICAL INFORMATION

(Preliminary and Unaudited)

NM = Not Meaningful

(a)     Return on average common stockholders’ equity is computed by dividing annualized net income applicable to common stock for the period by average common stockholders’ equity. See the reconciliation on page 16.

(b)     Return on average tangible common stockholders’ equity is computed by dividing annualized net income applicable to common stock for the period by average tangible common stockholders’ equity. Average tangible common stockholders’ equity equals average common stockholders’ equity less average identifiable intangible assets and goodwill. See the reconciliation on page 16. Management believes tangible common stockholders’ equity is a meaningful measure because it reflects the common stockholders’ equity deployed in our businesses.

(c)     We calculate net assets by excluding from total assets: (i) cash and securities segregated and on deposit for regulatory and other purposes; (ii) collateralized lending agreements; and (iii) identifiable intangible assets and goodwill. See reconciliation on page 19. Net assets as presented are not necessarily comparable to similarly-titled measures provided by other companies in the securities industry because of different methods of presentation.

(d)     Effective December 1, 2007, we adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109. The aggregate impact to opening retained earnings from the adoption of this standard was a decrease of approximately $178 million. Effective December 1, 2006, we adopted both Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements  and SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. The aggregate impact to opening retained earnings from the adoption of these standards was an after-tax increase of approximately $67 million (approximately $113 million pre-tax).

(e)     We calculate tangible equity capital by including stockholders’ equity and junior subordinated notes and excluding identifiable intangible assets and goodwill. These measures may not be comparable to similarly-titled calculations by other companies as a result of different calculation methodologies. We believe tangible equity capital to be a more meaningful measure of our equity base as it includes stockholders’ equity and junior subordinated notes (which we consider to be equity-like instruments due to their subordinated and long-term nature) and excludes identifiable intangible assets and goodwill (which are fully supported by equity). Prior to fiscal year 2008, our definition for tangible equity capital limited the amount of junior subordinated notes and preferred stock included in the calculation to 25% of tangible equity capital. The amounts excluded were approximately $237 million and $375 million in the fourth and third quarters of 2007, respectively. See the reconciliation on page 19.

(f)      Total long-term capital includes long-term borrowings (excluding any borrowings with remaining maturities within one year of the financial statement date) and total stockholders’ equity. We believe total long-term capital is useful to investors as a measure of our financial strength.

(g)     The book value per common share calculation includes amortized restricted stock units granted under employee stock award programs, which have been included in total stockholders’ equity.

(h)     Leverage ratio is defined as total assets divided by total stockholders’ equity.

(i)      Net leverage ratio is defined as net assets (see note (c) above) divided by tangible equity capital (see note (e) above). We believe net leverage based on net assets to be a more useful measure of leverage, because it excludes certain low-risk, non-inventory assets and utilizes tangible equity capital as a measure of our equity base. Net leverage as presented is not necessarily comparable to similarly-titled measures provided by other companies in the securities industry because of different methods of presentation.

LEHMAN BROTHERS HOLDINGS INC.

CONSOLIDATED STATEMENT OF INCOME

(Preliminary and Unaudited)

(In millions, except per share data)

	Quarter Ended			% Change from
	Aug 31, 2008	May 31, 2008	Aug 31, 2007	May 31, 2008	Aug 31, 2007

Revenues:
Principal transactions	$(5,273)	$(3,442)	$1,612
Investment banking	611	858	1,071
Commissions	569	639	674
Interest and dividends	6,064	7,771	10,910
Asset management and other	432	414	472
Total revenues	2,403	6,240	14,739
Interest expense	5,306	6,908	10,431
Net revenues	(2,903)	(668)	4,308	NM	NM

Non-interest expenses:
Compensation and benefits(a)	1,950	2,325	2,124
Technology and communications	309	309	282
Brokerage, clearance and distribution fees	232	252	224
Occupancy	202	188	170
Professional fees	104	100	128
Business development	68	87	91
Other (b)	56	158	84
Total non-interest expenses	2,921	3,419	3,103	(15)%	(6)%
Income before provision for income taxes	(5,824)	(4,087)	1,205
Provision for income taxes	(1,897)	(1,313)	318
Net income	$(3,927)	$(2,774)	$887	(42)%	NM
Net income applicable to common stock	$(4,090)	$(2,873)	$870	(42)%	NM

Earnings per common share:
Basic	$(5.92)	$(5.14)	$1.61	(15)%	NM
Diluted	$(5.92)	$(5.14)	$1.54	(15)%	NM

(a)     For the quarters ended August 31 and May 31, 2008, approximately $30 million and $140 million, respectively, of severance are included in Compensation and benefits.

(b)     For the quarters ended May 31, 2008 and August 31, 2007, approximately $20 million and $44 million, respectively, of costs associated with the restructuring of the Firm’s global residential mortgage origination business have been included in Other expenses.

LEHMAN BROTHERS HOLDINGS INC.

CONSOLIDATED STATEMENT OF INCOME

(Preliminary and Unaudited)

(In millions, except per share data)

	Nine Months Ended		% Change from
	Aug 31,		Aug 31,
	2008	2007	2007

Revenues:
Principal transactions	$(7,943)	$7,421
Investment banking	2,336	3,071
Commissions	1,867	1,783
Interest and dividends	23,469	30,557
Asset management and other	1,285	1,281
Total revenues	21,014	44,113
Interest expense	21,078	29,246
Net revenues	(64)	14,867	NM

Non-interest expenses:
Compensation and benefits (a)	6,116	7,330
Technology and communications	921	834
Brokerage, clearance and distribution fees	736	620
Occupancy	574	468
Professional fees	302	346
Business development	244	275
Other (b)	291	211
Total non-interest expenses	9,184	10,084	(9)%
Income before provision for income taxes	(9,248)	4,783
Provision for income taxes	(3,036)	1,477
Net income	$(6,212)	$3,306	NM
Net income applicable to common stock	$(6,498)	$3,255	NM

Earnings per common share:
Basic	$(10.81)	$6.03	NM
Diluted	$(10.81)	$5.71	NM

(a)	For the nine months ended August 31, 2008, approximately $200 million of severance is included in Compensation and benefits.

(b)

For the nine months ended August 31, 2008 and 2007, approximately $54 million and $44 million, respectively, of costs associated with the restructuring of the Firm’s global residential mortgage origination business have been included in Other expenses.

LEHMAN BROTHERS HOLDINGS INC.

BUSINESS SEGMENT AND GEOGRAPHIC NET REVENUES

(Preliminary and Unaudited)

(In millions)

	Quarter Ended			% Change from
Business Segments(a)	Aug 31, 2008	May 31, 2008	Aug 31, 2007	May 31, 2008	Aug 31, 2007

Capital Markets:
Fixed Income	$(4,602)	$(2,975)	$1,058
Equities	454	601	1,377
Total	(4,148)	(2,374)	2,435	(75)%	NM

Investment Banking:
Global Finance – Debt	220	288	350
Global Finance – Equity	160	330	296
Advisory Services	231	240	425
Total	611	858	1,071	(29)%	(43)%

Investment Management:
Asset Management	360	496	468
Private Investment Management	274	352	334
Total	634	848	802	(25)%	(21)%

Total Net Revenues	$(2,903)	$(668)	$4,308	NM	NM

	Quarter Ended			% Change from
Geographic Net Revenues	Aug 31, 2008	May 31, 2008	Aug 31, 2007	May 31, 2008	Aug 31, 2007

Europe and the Middle East	$(845)	$(499)	$1,496
Asia-Pacific	(15)	57	728
Total Non-Americas	(860)	(442)	2,224	(95)%	NM

U.S.	(2,078)	(290)	2,038
Other Americas	35	64	46
Total Americas	(2,043)	(226)	2,084	NM	NM

Total Net Revenues	$(2,903)	$(668)	$4,308	NM	NM

(a)           Certain prior-period amounts reflect reclassifications to conform to the presentation in the current period.

LEHMAN BROTHERS HOLDINGS INC.

BUSINESS SEGMENT AND GEOGRAPHIC NET REVENUES

(Preliminary and Unaudited)

(In millions)

	Nine Months Ended Aug 31,		% Change from
Business Segments (a)	2008	2007	Aug 31, 2007

Capital Markets:
Fixed Income	$(7,316)	$5,132
Equities	2,465	4,398
Total	(4,851)	9,530	NM

Investment Banking:
Global Finance – Debt	830	1,318
Global Finance – Equity	705	805
Advisory Services	801	948
Total	2,336	3,071	(24)%

Investment Management:
Asset Management	1,474	1,344
Private Investment Management	977	922
Total	2,451	2,266	8%

Total Net Revenues	$(64)	$14,867	NM

	Nine Months Ended Aug 31,		% Change from
Geographic Net Revenues	2008	2007	Aug 31, 2007

Europe and the Middle East	$(584)	$4,693
Asia-Pacific	1,390	2,084
Total Non-Americas	806	6,777	(88)%

U.S.	(1,025)	7,954
Other Americas	155	136
Total Americas	(870)	8,090	NM

Total Net Revenues	$(64)	$14,867	NM

(a)           Certain prior-period amounts reflect reclassifications to conform to the presentation in the current period.

LEHMAN BROTHERS HOLDINGS INC.

RECONCILIATION OF AVERAGE STOCKHOLDERS’ EQUITY TO

AVERAGE TANGIBLE COMMON STOCKHOLDERS’ EQUITY

(Preliminary and Unaudited)

(In millions)

	Quarter Ended
	Aug 31, 2008	May 31, 2008	Feb 29, 2008	Nov 30, 2007	Aug 31, 2007
Annualized net income applicable to common stock	$(16,360)	$(11,491)	$1,860	$3,479	$3,480

Average stockholders’ equity	$27,360	$25,554	$23,661	$22,112	$21,431
Less: average preferred stock	(7,993)	(4,993)	(2,044)	(1,095)	(1,095)
Average common stockholders’ equity	19,367	20,561	21,617	21,017	20,336
Less: average identifiable intangible assets and goodwill	(4,093)	(4,107)	(4,120)	(4,118)	(3,880)
Average tangible common stockholders’ equity	$15,274	$16,454	$17,497	$16,899	$16,456
Return on average common stockholders’ equity	NM	NM	8.6%	16.6%	17.1%
Return on average tangible common stockholders’ equity	NM	NM	10.6%	20.6%	21.1%

LEHMAN BROTHERS HOLDINGS INC.

ASSETS UNDER MANAGEMENT

(Preliminary and Unaudited)

	At
Composition of Assets Under Management	Aug 31,	May 31,	Aug 31,
(In billions)	2008	2008	2007

Equity	$98	$109	$104
Fixed Income	93	75	72
Money Markets	44	54	69
Alternative Investments	38	39	30
Assets Under Management	$273	$277	$275

	Quarter Ended
Assets Under Management Rollforward	Aug 31,	May 31,	Aug 31,
(In billions)	2008	2008	2007

Opening balance	$277	$277	$263
Net additions/(subtractions)	11	(9)	15
Net market appreciation/(depreciation)	(15)	9	(3)
Total increase/(decrease)	(4)	—	12
Ending balance	$273	$277	$275

LEHMAN BROTHERS HOLDINGS INC.

VALUE-AT-RISK (VaR) SUMMARY

(Preliminary and Unaudited)

VaR – Historical Simulation(a) (In millions)	At		Average VaR Three Months Ended		Three Months Ended Aug 31,
	Aug 31,	May 31,	Aug 31,	May 31,	2008
Weighted basis	2008	2008	2008	2008	High	Low

Interest rate risk	$101	$88	$103	$109	$126	$86
Equity price risk	49	41	39	46	49	25
Foreign exchange risk	5	10	9	13	13	4
Commodity risk	14	12	15	12	19	11
Diversification benefit	(58)	(47)	(56)	(57)
	$111	$104	$110	$123	$130	$99

	At		Average VaR Three Months Ended		Three Months Ended Aug 31,
	Aug 31,	May 31,	Aug 31,	May 31,	2008
Unweighted basis	2008	2008	2008	2008	High	Low

Interest rate risk	$69	$63	$69	$71	$76	$63
Equity price risk	41	33	36	36	46	25
Foreign exchange risk	5	10	9	14	12	4
Commodity risk	14	12	15	12	19	11
Diversification benefit	(45)	(43)	(49)	(49)
	$84	$75	$80	$84	$92	$72

(a)         VaR is a statistical measure of the potential loss in the value of a trading portfolio due to adverse market movements of the underlying risk factors. VaR for our financial instrument inventory positions, estimated at a 95% confidence level over a one-day time horizon. This means that there is a 1-in-20 chance that daily trading net revenue losses on a particular day would exceed the reported VaR.

LEHMAN BROTHERS HOLDINGS INC.

LEVERAGE and NET LEVERAGE CALCULATIONS

(Preliminary and Unaudited)

(In millions)

	At
	Aug 31, 2008		May 31, 2008		Feb 29, 2008		Nov 30, 2007		Aug 31, 2007
Net assets:
Total assets	$600,000		$639,432		$786,035		$691,063		$659,216
Less:
Cash and securities segregated and on deposit for regulatory and other purposes	(12,000)		(13,031)		(16,569)		(12,743)		(10,579)
Collateralized lending agreements	(273,000)		(294,526)		(368,681)		(301,234)		(287,427)
Identifiable intangible assets and goodwill	(4,085)		(4,101)		(4,112)		(4,127)		(4,108)
Net assets	$310,915		$327,774		$396,673		$372,959		$357,102

Tangible equity capital:
Total stockholders’ equity	$28,443		$26,276		$24,832		$22,490		$21,733
Junior subordinated notes (a)	4,919		5,004		4,976		4,740		4,539
Less: Identifiable intangible assets and goodwill	(4,085)		(4,101)		(4,112)		(4,127)		(4,108)
Tangible equity capital (a)	$29,277		$27,179		$25,696		$23,103		$22,164

Leverage (total assets / total stockholders’ equity)	21.1	x	24.3	x	31.7	x	30.7	x	30.3	x

Net leverage (net assets / tangible equity capital)	10.6	x	12.1	x	15.4	x	16.1	x	16.1	x

(a)

Prior to fiscal year 2008, our definition for tangible equity capital limited the amount of junior subordinated notes and preferred stock included in the calculation to 25% of tangible equity capital. The amounts excluded were approximately $237 million and $375 million in the fourth and third quarters of 2007, respectively.

LEHMAN BROTHERS HOLDINGS INC.

RECONCILIATION TO RUN-RATE REVENUES

(Preliminary and Unaudited)

(In billions)

	August 31, 2008
	Estimated
	Net	MTM	Principal/	Debt	Run-Rate
	Revenues	Adjustments(1)	Defensive Trading	Valuation	Revenues

Total	$(2.9)	$(7.0)	$(0.8)	$1.4	$3.5

Capital Markets	(4.1)	(7.0)	(0.7)	1.4	2.2
Fixed Income	(4.6)	(7.1)	(0.4)	1.1	1.8
Equities	0.5	0.1	(0.3)	0.3	0.4

	May 31, 2008
	Net	Net MTM	Principal/	Debt	Run-Rate
	Revenues	Adjustments(1)	Defensive Trading	Valuation	Revenues

Total	$(0.7)	$(4.1)	$(1.2)	$0.4	$4.2

Capital Markets	(2.4)	(4.1)	(1.3)	0.4	2.6
Fixed Income	(3.0)	(4.1)	(1.0)	0.3	1.8
Equities	0.6	—	(0.3)	0.1	0.8

(1)	The net impact represents the remaining impact from the components after deducting the impact of certain economic risk mitigation strategies.